UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated April 18, 2023 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of YUM! Brands, Inc., which we filed with the Securities and Exchange Commission on April 7, 2023, relating to our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 18, 2023. We are providing this Supplement solely to update an inadvertent typographical omission in the shareholder proposal requesting that our Board of Directors issue a report describing how the Company will reduce its plastics use by shifting away from single-use packaging, which we included in the Proxy Statement as Item 5.

We have made no other changes to the Proxy Statement or the matters to be considered by our shareholders at the Annual Meeting. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on Item 5. If you have not yet submitted your proxy or would like to change or revoke your prior vote on Item 5, please refer to the Proxy Statement for instructions on how to do so.

Supplemental Disclosure Concerning the Shareholder Proposal

On page 30 and 31 of the Proxy Statement, the correct text for the shareholder’s proposed resolution presented in Item 5 is provided below and replaces the original text in the Proxy Statement in its entirety. Other than the revisions referred to herein, the Proxy Statement, including the Board of Directors’ response to Item 5, remains unchanged.

WHEREAS: The growing plastic pollution crisis poses increasing risks to our Company. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce, a policy increasingly adopted around the globe.1

Pew Charitable Trusts released a groundbreaking study, Breaking the Plastic Wave (“Pew Report”), concluding that improved recycling is insufficient to stem the plastic tide – it must be coupled with reductions in use, materials redesign, and substitution. It concludes that at least one-third of plastic use can be reduced and that reduction is the most viable solution from environmental, economic, and social perspectives. Without immediate and sustained new commitments across the plastics value chain, annual flows of plastics into oceans could nearly triple by 2040.2

Governments around the world are increasingly taxing corporations for single-use packaging, including new laws in Maine, Oregon, Colorado, and California.3 The European Union has banned 10 single-use plastic products commonly found in ocean cleanups and imposed a tax on non-recycled plastic packaging waste.

YUM! Brands is part of a wasteful “to go” packaging culture, contributing to plastic pollution of land and water. Our Company does not report on the number of packaging items it distributes, but as one of the world’s largest quick-service restaurants, millions of packaging units with our brand logos enter the environment or landfills every year.

Competitor Starbucks is actively embracing reusable packaging with new global reusable container goals, including a Borrow-A-Cup program and the facilitation of reusable mugs at all stores and drive-throughs by 2023, which could reduce plastic use by thousands of tons.4

The Coca-Cola Company has committed to the largest reusable packaging goal to date, pledging to sell 25% of product by volume in reusables by 2030.5 PepsiCo recently announced a goal committing to sell 20% of beverage servings in reusables by 2030.6 Our Company has a goal to reduce virgin plastic and some reusables pilots, but the gravity of the situation requires us to go further and reduce overall plastic use, not just virgin plastic, while shifting permanently away from single-use packaging and towards reusables.

RESOLVED: Shareholders request that the YUM! Brands Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company will reduce its plastics use by shifting away from single-use packaging in alignment with the findings of the Pew Report, or other authoritative sources, to feasibly reduce ocean pollution.

SUPPORTING STATEMENT: The report should, at Board discretion:

•Assess the reputational, financial, and operational risks associated with continuing to use substantial amounts of single-use plastic packaging while plastic pollution grows;

•Evaluate dramatically reducing the amount of plastic used in our packaging through transitioning to reusables; and

•Describe how YUM! Brands can further reduce single-use packaging, including any planned reduction strategies or goals, materials redesign, substitution, or reductions in use of virgin plastic.

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1 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf
2 Ibid
3 https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws
4 https://stories.starbucks.com/stories/2022/starbucks-global-environmental-and-social-impact-report-2021/
5 https://www.coca-colacompany.com/news/coca-cola-announces-industry-leading-target-for-reusable-packaging
6 https://www.prnewswire.com/news-releases/pepsico-introduces-new-packaging-goal-doubling-down-on-scaling-reusable-packaging-options-301692662.html